EXHIBIT 23(b)



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report on the consolidated financial statements of Pinnacle One Partners, L.P. and subsidiaries as of and for the years ended December 31, 2002 and 2001, dated March 21, 2003, except for Note 14, as to which the date is March 11, 2004 (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 1 of the Notes to the Financial Statements), appearing in the Annual Report on Form 10-K, as amended, of TXU Corp. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/Deloitte & Touche

Dallas, Texas
June 13, 2005